QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)

LEARN2 CORPORATION
OFFER TO EXCHANGE ALL OUTSTANDING, UNEXERCISED OPTIONS HELD BY ELIGLBLE EMPLOYEES, OFFICERS AND DIRECTORS FOR NEW OPTIONS
(THE "OFFER TO EXCHANGE")

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 25, 2002 UNLESS THE OFFER IS EXTENDED.

    Learn2 Corporation ("Learn2") is offering eligible employees, officers and directors the opportunity to exchange all outstanding, unexercised options with an exercise price greater than $0.12 per share (the closing price of Learn2's common stock on December 20, 2001, the date the Offer to Exchange commenced) to purchase shares of Learn2 common stock for new options which we will grant under the E-Stamp Corporation 1999 Stock Plan (the "Plan"). Employees, officers and directors are "eligible" to participate in the Offer to Exchange if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the Offer to Exchange commences and (B) Learn2 grants the new options under the Plan. Directors of Learn2 who were outside directors of E-Stamp Corporation, prior to the merger, are not eligible to participate in the program. We are making the offer upon the terms and conditions described in this Offer to Exchange, the memorandae from Robert H. Ewald, the Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant Stock Option(s) (which together, as they may be amended from time to time, constitute the "offer"). Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange.

    The number of shares subject to the new options to be granted to each eligible employee, officer and director will be equal to the number of shares subject to the options tendered by the eligible employee, officer and director and accepted for exchange. YOU MAY ONLY TENDER OPTIONS FOR ALL OR NONE OF THE OUTSTANDING, UNEXERCISED SHARES SUBJECT TO AN INDIVIDUAL OPTION GRANT. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 p.m., Eastern Time, on the date the offer ends. The offer is currently scheduled to expire on January 25, 2002 (the "Expiration Date") and we expect to cancel options on January 28, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU WERE GRANTED BY E-STAMP CORPORATION (NOW KNOWN AS LEARN2 CORPORATION) DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Because we currently expect to cancel all tendered options on January 28, 2002, this means that if you participate in the offer, you will be required to tender all options granted by Learn2 Corporation to you since July 27, 2001.

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 ("Conditions of the Offer") of this Offer to Exchange.

    If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

    The exercise price per share of the new options will be the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant. Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. If you tender options for exchange as described in the offer, each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested, except that stock options that vested solely as a result of the merger between Learn2 and Learn2.com, Inc. (the "Merger") will be treated as unvested stock options,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and
  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect and the Merger not occurred. For example:
  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.
  •
  The new grant occurs 6 months and one day after cancellation.
  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER OPTIONS. FOR QUESTIONS REGARDING YOUR PARTICULAR TAX IMPLICATIONS OR OTHER INVESTMENT RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol "LTWC." On December 18, 2001, the closing price of our common stock on the Nasdaq National Market was $0.13 per share.

    WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

    THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to the Stock Options Office of Learn2 at (914) 682-4300 or stockoptions@Learn2.com.

IMPORTANT

    Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to the Learn2 Human Resources Department before 5:00 p.m., Eastern Time, on January 25, 2002. You do not need to return your stock option agreements for your eligible options to elect to accept this offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDAE FROM ROBERT H. EWALD, THE CHAIRMAN OF THE BOARD OF LEARN2, DATED DECEMBER 20, 2001 AND DECEMBER 21, 2001, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT AND THE PROMISE TO GRANT STOCK OPTION(S). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying memorandae from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, Election Form, Notice to Change Election From Accept to Reject and Promise to Grant Stock Option(s)because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding, unexercised options with an exercise price greater than $0.12 per share (the closing price of Learn2's common stock on December 21, 2001, the date the Offer to Exchange commenced) to purchase shares of common stock of Learn2 held by eligible employees, officers and directors for new options we will grant under the Plan. (Section 2).

2.  WHY ARE WE MAKING THE OFFER TO EXCHANGE?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee, officer and director contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees, officer and directors a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees, officers and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. (Section 3).

3.  WHO IS ELIGIBLE?

    Learn2 is offering eligible employees, officers and directors the opportunity to exchange all outstanding, unexercised options with an exercise price greater than $0.12 per share (the closing price of Learn2's common stock on December 21, 2001, the date the Offer to Exchange commenced) to purchase shares of Learn2 common stock for new options which we will grant under the Plan. Employees, officers and directors are "eligible" to participate in the Offer to Exchange if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the Offer to Exchange commences and (B) Learn2 grants the new options under the Plan. (Section 1).

4.  HOW DOES THE EXCHANGE WORK?

    The offer to exchange will require an eligible employee, officer and/or director to make a voluntary, irrevocable election to cancel outstanding stock options by 5:00 p.m., Eastern Time, on January 25, 2002 (unless we extend the offer), in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, which we expect to be on or about August 1, 2002, and priced at Learn2's closing market price as reported on the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on that date. Such new options would be subject to the terms and conditions of the Plan. To participate, eligible employees, officers and directors must cancel any and all Learn2 options granted by E-Stamp Corporation from July 20, 2001 to January 25, 2002. (Section 4).

5.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

    Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to the Learn2 Human Resources Department before 5:00 p.m., Eastern Time, on January 25, 2002. If you have questions about delivery, you may contact the Stock Options Office of Learn2 at (914) 682-4300 or stockoptions@Learn2.com. You should review the Offer to Exchange, the memorandae from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant Stock Option(s) and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

    If we extend the offer beyond January 25, 2002, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

    If you cannot deliver your Election Form to the Learn2 Human Resources Department, then you should contact the Stock Options Office of Learn2 at (914) 682-4300 or stockoptions@Learn2.com before January 25, 2002.

6.  IS THIS A REPRICING?

    This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, a person's current options would be immediately repriced and Learn2 would have a variable accounting charge against earnings.

7.  WHY CAN'T LEARN2 JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

    In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, Learn2's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

8.  WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

    Because of the large number of underwater options currently outstanding at Learn2, a total grant of additional options would have severe negative impact on Learn2's dilution, outstanding shares and earnings per share. Additionally, Learn2 has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

9.  WOULDN'T IT BE EASIER TO JUST QUIT LEARN2 AND THEN GET REHIRED?

    This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Learn2 to incur a variable accounting charge against earnings. In addition, by leaving Learn2 and being rehired later, an employee would not receive credit for prior service for vesting purposes.

10. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

    Options designated to be exchanged under this offer will be cancelled on January 28, 2002. (Section 6).

11. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

    The deadline to participate in this offer is 5:00 p.m., Eastern Time, on January 25, 2002, unless we extend the offer. This means that the Learn2 Human Resources Department must have your form in hand before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer. (Section 5).

12. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

    If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms. (Section 6).

13. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

    You may withdraw the options you have elected for exchange at any time before 5:00 p.m., Eastern Time, on January 25, 2002. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Human Resources by 5:00 p.m., Eastern Time, on January 25, 2002. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer. (Section 5).

14. MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

    Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to the Learn2 Human Resources Department by hand delivery or by fax to (914) 682-4446 by 5:00 p.m., Eastern Time, on January 25, 2002. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer. (Section 5).

15. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept options you tender in the offer, you will not receive any other option grants before you receive your new options. (Section 6).

16. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

    If you are a United States-based employee, officer and/or director neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you. However, if you exchange eligible incentive stock options pursuant to the offer, there is a possibility that some or all of the replacement stock options you receive would be nonqualified options, the tax treatment of which is not as favorable to you. For eligible employees, officers and/or directors residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine material U.S. federal, state, local and applicable foreign tax and social insurance consequences of electing to exchange options pursuant to the offer which may be applicable to your particular circumstance. All eligible employees, officers and directors are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences. (Section 14).

17. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    We understand that this will be a challenging decision for all eligible employees, officers and directors. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's, officer's and director's personal decision.

18. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER OPTIONS. FOR QUESTIONS REGARDING YOUR PARTICULAR TAX IMPLICATIONS OR OTHER INVESTMENT RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

19. WHAT IF I LEAVE LEARN2 BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

    You will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires (at 5:00 p.m., Eastern Time, on January 25, 2002, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave Learn2 or one of its subsidiaries for any reason before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE, OFFICER OR DIRECTOR ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE, OFFICER OR DIRECTOR ON THE REPLACEMENT GRANT DATE. (Section 6).

SPECIFIC QUESTIONS ABOUT THE OPTIONS TO BE EXCHANGED

20. WHICH OPTIONS CAN BE EXCHANGED?

    If you are eligible and elect to participate in this offer, you may opt to exchange one or more options granted under the Plan. If you elect to exchange one or more options, you are not required to exchange any other options. (Section 4).

21. CAN I CHOOSE WHICH OPTIONS I WANT TO EXCHANGE, IF I HAVE MULTIPLE OPTIONS?

    You may choose to exchange one or more options. It is up to you to pick which options, if any, you would like to tender for exchange. (Section 4).

22. CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

    Yes. Any remaining outstanding, unexercised portion of an option can be exchanged. The new option will be on a one-for-one basis but only in replacement of the portion of the option exchanged. (Section 4).

23. CAN I SELECT WHICH PORTION OF AN OPTION TO EXCHANGE?

    No. We cannot partially exchange an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged. (Section 4).

24. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE EXCHANGED OPTIONS?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Section 7).

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

25. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

    If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under the Plan. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Section 9).

26. WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTIONS?

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. If you tender options for exchange as described in the offer, each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested, except that stock options that vested solely as a result of the merger will be treated as unvested stock options,
  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and
  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect and the Merger not occurred. For example:
  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.
  •
  The new grant occurs 6 months and one day after cancellation.
  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

27. WHAT WILL THE EXERCISE PRICE OF MY NEW OPTION BE?

    The exercise price for the new options, which will be granted on the replacement grant date, expected to be on or about August 1, 2002, will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 9).

28. WHAT WILL BE MY NEW OPTION TYPE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

    If you are a United States employee, your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer which may be applicable to your particular circumstance. (Section 9).

29. WHEN WILL I RECEIVE MY NEW OPTIONS?

    We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our board of directors will select the actual grant date for the new options. If we cancel tendered options on January 28, 2002, which is the scheduled date for the cancellation of the tendered options (the day following the expiration date of the offer), the new options will be granted on or about August 1, 2002. You must be an employee, officer and/or director on the date we are granting the new options in order to be eligible to receive them. (Section 9).

30. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

31. WHEN WILL I SEE THE NEW OPTIONS AND WHEN WILL I RECEIVE MY NEW OPTION NOTICE?

    After the replacement grant date; and your new option notice and agreement will be sent to you within six weeks after the replacement grant date. (Section 9).

32. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

    Your new options will be subject to the terms and conditions of the Plan. (Section 9).

33. CAN I HAVE AN EXAMPLE OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

Example 1

Assumptions:

Your Grant Date: July 1, 2000

Your Original Stock Option: 1,200 shares

Your Original Stock Option Price: $2.00

Your Original Vesting Schedule: 300 shares vest July 1, 2001, then monthly thereafter until fully vested in June 2004 or until termination of employment.

Hypothetical Stock Price on New Options Grant Date, August 1, 2002: $0.25

    Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on January 28, 2002. On the replacement grant date, which would be August 1, 2002, we would grant you a new option for 1,200 shares, and in this example using the purely hypothetical stock price of $0.25, your new exercise price would be $0.25. The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 600 shares on August 1, 2002, then will vest monthly thereafter.

Example 2

Assumptions:

Your Grant Date: July 1, 2000

Your Original Stock Option: 2,400 shares

Your Original Stock Option Price: $0.46

Your Original Vesting Schedule: 600 shares vest July 1, 2001, then monthly thereafter until fully vested in June 2004 or until termination of employment.

Hypothetical Stock Price on New Options Grant Date, August 1, 2002: $0.75

    Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on January 28, 2002. On the replacement grant date, which would be August 1, 2002, we would grant you a new option for 2,400 shares, and in this example using the purely hypothetical stock price of $0.75, your new exercise price would be $0.75. (Please note that this is higher than your original stock option price.) The vesting schedule for this new option will be the same as for the prior option, and therefore will have vested 1,200 shares on August 1, 2002, then will vest monthly thereafter.

34. WHAT HAPPENS IF LEARN2 IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

    If we are acquired or involved in a similar transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new date but they would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of shares that you would have received, multiplied by the exchange ratio that was used in the merger.

35. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

    We are conducting this offer only at this time, considering the stock market conditions that have affected many companies throughout the country. We do not currently have plans to offer another exchange program in the future. Because your stock options are valid for ten years from the date of initial grant, subject to continued employment and/or directorship, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

36. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact the Learn2 Human Resources Department, or the following:

  The Stock Options Office
  Learn2 Corporation
  telephone: (914) 682-4300
  e-mail: stockoptions@Learn2.com

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

    Participation in the offer involves a number of potential risks, including those described below and in Section 18 ("Forward Looking Statements; Miscellaneous") of this Offer to Exchange. The risks described herein briefly highlight some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor concerning their particular circumstance before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option(s) before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to eligible employees, officer and directors who live and work outside of the United States; again, we urge you to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of the Offer to Exchange, the memorandae from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant New Option(s), for a fuller discussion of the risks which may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL AUGUST 1, 2002 AT THE EARLIEST.

    Employees, officers and directors are generally eligible to receive option grants at any time that the board of directors or the compensation committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until August 1, 2002 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

    For example, if you cancel options with a $5.00 strike price, and Learn2's stock appreciates to $10.00 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

IF YOUR EMPLOYMENT AND/OR DIRECTORSHIP TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

    Once your option is cancelled, it will be irrevocably forfeited. Accordingly, if your employment and/or directorship terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

TAX-RELATED RISKS FOR U.S. RESIDENTS

YOUR REPLACEMENT OPTION MAY BE A NONSTATUTORY STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your cancelled option was an incentive stock option, your replacement option will be an incentive stock option, but only to the extent that it qualifies as such under the Internal Revenue Code of 1986, as amended on the date of grant. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by an option holder in any calendar year cannot exceed $100,000, as determined using the fair market value of our common stock on the date the stock options were granted. It is possible that by participating in this exchange, your replacement options will cause you to exceed this limit and the excess will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

    We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the Internal Revenue Service may characterize the option exchange program as a "modification" of your existing incentive stock options, even if you decline to participate. A successful assertion by the Internal Revenue Service of this position could extend the holding period required to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

BUSINESS RELATED RISKS

    For a description of risks related to Learn2's business, please see Section 18 ("Forward Looking Statements; Miscellaneous") of this Offer to Exchange.

INTRODUCTION

    Learn2 is offering to exchange all outstanding, unexercised options with an exercise price greater than $0.12 per share (the closing price of Learn2's common stock on December 20, 2001, the date the Offer to Exchange commenced) to purchase shares of Learn2 common stock held by eligible employees, officers and directors for new options we will grant under the Plan. Employees, officers and directors are "eligible" to participate in the offer if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the offer commences and (B) Learn2 grants the new options under the Plan, which will be at least six months and one day after the expiration of your old options. We are making the offer upon the terms and the conditions described in this Offer to Exchange, the memorandae from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, the Election Form, the Notice to Change Election from Accept to Reject and the Promise to Grant Stock Option(s).

    The number of shares subject to the new options to be granted to each eligible employee, officer and director will be equal to the number of shares subject to the options tendered by the eligible employee, officer and director and accepted for exchange. Subject to the terms and conditions of this offer, the grant date for the new options will be on or about August 1, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants by Learn2 Corporation to you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on January 28, 2002, which means that if you participate in the offer, you will be required to tender all options granted by E-Stamp Corporation to you since July 27, 2001.

    The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 ("Conditions of the Offer") of this Offer to Exchange.

    If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

    The exercise price per share of the new options will be the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant.

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. If you tender options for exchange as described in the offer, each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested, except that stock options that vested solely as a result of the merger will be treated as unvested stock options,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect and the Merger not occurred. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

    •
    The new grant occurs 6 months and one day after cancellation.

    •
    The replacement option will be 26/48th (plus one day) vested at the time of grant.

    As of December 18, 2001, options to purchase approximately 8,016,599 of our shares were issued and outstanding, of which options to purchase approximately 5,640,272 of our shares, constituting approximately 70%, were held by eligible employees, officers and directors.

THE OFFER

1.
Eligibility.

    Employees, officers and directors are "eligible" to participate in the offer if they (i) were employees, officers and/or directors of Learn2 or its subsidiaries (including Learn2.com, Inc. and ViaGrafix Corporation) on September 25, 2001, and (ii) are employees, officers and/or directors of Learn2 or its subsidiaries on both the date (A) the offer commences and (B) Learn2 grants the new options under the Plan, which will be at least six months and one day after the expiration of your old options.

2.
Number of Options; Expiration Date.

    Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options with an exercise price greater than $0.12 per share (the closing price of Learn2's common stock on December 20, 2001, the date the Offer to Exchange commenced) to purchase shares of Learn2 common stock held by eligible employees, officer and directors that are properly tendered and not validly withdrawn in accordance with Section 6 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you were granted by Learn2 Corporation during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on January 28, 2002, which means that if you participate in the offer, you will be required to tender all options granted by Learn2 Corporation to you since July 27, 2001.

    If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan and to a new option agreement between you and us. If, for any reason, you do not remain an employee, officer and/or director of Learn2 or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment or directorship, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. The term "expiration date" means 5:00 p.m., Eastern Time, on January 25, 2002, unless and until we, in our discretion, have extended the period on time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 ("Extension of Offer; Termination; Amendment") of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

    We will notify you of any other material change in the information contained in this Offer to Exchange.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.
Purpose of the Offer.

    We issued the options to:

  •
  provide our employees, officers and directors with additional incentive and to promote the success of our business, and

  •
  encourage our employees, officers and directors to continue their relationship with us.

    We believe that one of the keys to our success is the retention of our most valuable asset, our employees, officers and directors. The offer provides an opportunity for us to offer our eligible employees, officers and directors a valuable incentive to stay with Learn2. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees, officers and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value.

    Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

    From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 7 ("Conditions of the Offer"), the exercise price per share of the new options will be the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market (or any other securities quotation system or any stock exchange on which our shares are then quoted or listed) on the date of grant.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER OPTIONS. FOR QUESTIONS REGARDING YOUR PARTICULAR TAX IMPLICATIONS OR OTHER INVESTMENT RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

4.
Procedures for Tendering Options.

Proper Tender of Options.

    To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile at (914) 682-4446 or hand delivery to the Learn2 Human Resources Department, along with any other required documents. The Learn2 Human Resources Department must receive all of the required documents before the expiration date. The expiration date is 5:00 p.m., Eastern Time, on January 25, 2001.

    THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

    We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, change of election forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or change of election form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.

    If you elect to exchange your options and you return your eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

5.
Withdrawal Rights and Change of Election.

    You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

    You may withdraw your tendered options at any time before 5:00 p.m., Eastern Time, on January 25, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

    To validly withdraw tendered options, you must deliver to the Learn2 Human Resources Department via facsimile at (914) 682-4446 or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

    To validly change your election regarding the tender of particular options, you must deliver a new Election Form to the Learn2 Human Resources Department via facsimile at (914) 682-4446 or hand delivery, in accordance with the procedures listed in Section 4 ("Procedures for Tendering Options") above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the option holder who tendered the options,

  •
  the grant date of all options to be tendered,

  •
  the exercise price of all options to be tendered, and

  •
  the total number of unexercised option shares subject to each option to be tendered.

    Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4 ("Procedures for Tendering Options").

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.
Acceptance of Options for Exchange and Issuance of New Options.

    Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be January 28, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by January 25, 2002, the scheduled expiration date of the offer, and accepted for exchange and cancelled on January 28, 2002 you will be granted new options on or about August 1, 2002. If we accept and cancel options properly tendered for exchange after January 25, 2002, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than August 1, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee, officer and/or director on the date on which the grant is to be made.

    If we accept options you tender in the offer, we will defer any grant to you of other options for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than August 1, 2002, provided that you remain an eligible employee, officer and/or director on the date on which the grant is to be made.

    Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee, officer or director of Learn2 or its subsidiaries on the date Learn2 grants the new options under the Plan, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

    We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you were granted by Learn2 Corporation during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on January 25, 2002, which means that if you participate in the offer, you will be required to tender all options granted by Learn2 Corporation to you since July 27, 2001.

    Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Learn2 will e-mail the option holder a confirmation of receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the Learn2 Human Resources Department, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7.
Conditions of the Offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after January 25, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Learn2;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Learn2, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

      (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

      (3) materially impair the contemplated benefits of the offer to Learn2; or

      (4) materially and adversely affect Learn2's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Learn2;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Learn2, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  any change or changes shall have occurred in Learn2's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Learn2 or may materially impair the contemplated benefits of the offer to Learn2.

    The conditions to the offer are for Learn2's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.
Price Range of Common Stock

    Effective September 25, 2001, Learn2.com, Inc. merged with and into Learn2 with Learn2 as the surviving corporation. Each share of Learn2.com, Inc. common stock immediately prior to the completion of the Merger automatically converted into the right to receive 0.4747 shares of our common stock. In connection with the Merger, Learn2 discontinued its transportation management business and assumed Learn2.com, Inc.'s historical business. Therefore, information concerning the historical sales prices of our common stock may not be a good indication of future performance. We have therefore provided in the following table, for the periods indicated, the high and low sales prices per share of our common stock and Learn2.com, Inc.'s common stock. Our common stock is quoted on the Nasdaq National Market under the symbol "LTWC."

	Learn2.com, Inc.(1)		Learn2
Quarter ended
	High	Low	High	Low
Fiscal Year 2001
September 30, 2001	$0.104	$0.033	$0.220	$0.070
June 30, 2001	$0.199	$0.089	$0.280	$0.063
March 31, 2001	$0.430	$0.104	$0.344	$0.063
Fiscal Year 2000
December 31, 2000	$0.949	$0.178	$0.969	$0.125
September 30, 2000	$1.439	$0.949	$2.000	$0.875
June 30, 2000	$1.810	$0.801	$6.464	$1.688
March 31, 2000	$4.154	$1.632	$23.063	$7.313
Fiscal Year 1999
December 31, 1999	$2.359	$1.395	$39.250	$18.000
September 30, 1999	$2.195	$1.379	—	—
June 30, 1999	$3.590	$1.884	—	—
March 31, 1999	$4.198	$1.290	—	—

(1)
On an as converted basis.

    As of December 18, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $0.13 per share.

9.
Source and Amount of Consideration; Terms of New Options

Consideration.

    We will issue new options to purchase shares of our common stock under the Plan in exchange for the outstanding, unexercised options properly tendered by eligible employees, officers and directors and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, officers and directors subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 5,640,272 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 7% of the total shares of our common stock outstanding as of December 19, 2001.

Terms of New Options.

    The new options will be granted under the Plan. A new option agreement will be entered into between Learn2 and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event.

    The following description of the Plan is not complete. Complete information about the Plan is included in the Plan. Please contact us at 1311 Mamaroneck Avenue, Suite 210, White Plains, New York 10605, Attn: the Stock Options Office of Learn2 or stockoptions@Learn2.com to request copies of the Plan. Copies will be provided promptly and at our expense.

Description of the Plan.

    The board of directors of Learn2 adopted the Plan in August 1999 and our stockholders approved the Plan in August 2000. The Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights.

    The number of shares reserved under the Plan is subject to annual increases, equal to the lesser of:

  •
  1,250,000 shares;

  •
  3% of the outstanding shares on such date; or

  •
  a lesser amount determined by the board.

    The stock plan administrator, which is the board of directors or a committee of the board of directors, administers the Plan. In the case of options intended to qualify as "performance based compensation" within the meaning of the Code, the committee will consist of two or more "outside directors" within the meaning of the Code.

    The administrator determines the exercise price of nonstatutory stock options granted under the Plan, but with respect to nonstatutory stock options intended to qualify as "performance based compensation" within the meaning of the Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the common stock on the date of grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of our capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair value on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the stock option plan may not exceed 10 years.

    Generally, an optionee must exercise an option granted under the Plan within three months after the end of the optionee's status as an employee, director or consultant of Learn2, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term. Unless determined otherwise by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the Plan.

    The administrator determines the exercise price of stock purchase rights granted under the Plan. In case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase rights contains a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase under the restricted stock purchase agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

    The Plan provides that in the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise each outstanding option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares that would not otherwise be exercisable, for a period of 30 days from the date of the notice. The options and stock purchase rights will terminate upon the expiration of the 30-day period.

    Unless terminated sooner, the Plan will terminate automatically in 2009. In addition, the administrator has the authority to amend, suspend or terminate the Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted.

10.
Information About Learn2 Corporation.

    Learn2's offerings include engaging online and physical learning and training products and complementary services, commonly referred to as e-learning services. Learn2 markets these services to corporate, government and individual clients and customers. Learn2 believes its mix of products and services provides Learn2 with a competitive advantage toward becoming the e-learning service provider of choice to Learn2's customers.

    Learn2's products provide an engaging learning experience to corporate and individual customers through interactive multimedia and animated tutorials and courseware. Learn2's corporate and government customers have access to these high quality tutorials and additional features such as reporting and administration through www.Learn2University.com. Additionally, through www.Learn2.com, visitors can access Learn2's content that includes tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as Learn2's multimedia tutorials. Learn2's e-learning products are also available on CD-ROM and video and can be purchased from its Website and major retailers nationwide.

    Through Learn2's subsidiary, Etracks.com, Inc., Learn2 provides permission e-mail marketing and tracking services to customers that have "opt-in" e-mail customer lists. Etracks' services include e-mail creation, delivery, tracking and response analysis for a high volume of client e-mail accounts in a short period of time.

11.
Interests of Directors and Officers; Transactions and Arrangements About the Options.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of December 19, 2001, our executive officers and non-employee directors (10 persons) as a group beneficially owned options outstanding to purchase a total of approximately 1,052,218 of our shares, which represented approximately 13% of the shares subject to all options outstanding on that date.

    In the sixty (60) days prior to and including December 18, 2001, there have been no transactions in options to purchase our shares or in our shares which were effected during the sixty (60) days prior to December 18, 2001 by Learn2 or, to our knowledge, by any executive officer, director or affiliate of Learn2.

12.
Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

    Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Plan pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

  •
  the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

13.
Legal Matters; Regulatory Approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 7 ("Conditions of the Offer").

    If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.
Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Code, the legislative history to the Code, Treasury Regulations promulgated pursuant to the Code, and administrative and judicial interpretations of the Code as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. For instance, this summary does not address any state, local or foreign tax consequences of the offer, and does not apply to you if you are a dealer in securities, a nonresident alien, a person who holds your options as a hedge, or has otherwise hedged the risk of holding the options, who holds the options as part of a straddle with other investments, or who holds your options in connection with a conversion transaction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of the offer.

Federal Income Tax Consequences for Outstanding Incentive Stock Options.

    For federal income tax purposes, the exchange of an incentive stock option pursuant to the offer should be treated as a cancellation of your existing incentive stock option and the subsequent issuance to you of a new stock option that may or may not be treated as an incentive stock option. You will not recognize any gain or loss for federal income tax purposes as a result of the cancellation of your incentive stock option.

    Because the terms of the new stock option issued to you will have the same terms as the incentive stock option surrendered by you, a new stock option issued to you in exchange for a surrendered incentive stock option generally should qualify as an incentive stock option on the date of grant, provided that you are an employee on that date and that certain other criteria are satisfied. However, the value of shares of our stock as to which all incentive stock options held by you first become exercisable in any calendar year may not exceed $100,000, calculated with reference to the fair market value of our common stock on the date each of your incentive stock options were granted. Accordingly, depending upon the incentive stock options you hold during the calendar year in which you receive new stock options in exchange for your eligible incentive stock options, all or a portion of such new stock options may not qualify as incentive stock options, and instead would be treated as nonqualified stock options subject to the rules discussed below.

    We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, it is possible that the IRS would decide that your right to exchange your eligible incentive stock options under this offer is a "modification" of those eligible incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that your eligible incentive stock options have been modified could extend the holding period required to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

    Under current law you should not have realized (and, if a new stock option received pursuant to this offer qualifies as an incentive stock option, you will not realize) taxable income when an incentive stock option was (or is) granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options discussed below.

    If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the sale is a "qualifying" or "disqualifying" disposition. The sale will be a "qualifying" disposition if it is made after the later of: (a) two years from the date the incentive stock option was granted (which, in the case of a new incentive stock option issued in exchange for an eligible incentive stock option, would be July 27, 2001), or (b) at least one year after the date the incentive stock option was exercised.

    If the disposition of the common stock you received when you exercised an incentive stock option is a "qualifying," disposition, any excess of the sale price of the common stock over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," you will be required to recognize (a) ordinary income to the extent of the difference between the exercise price of the incentive stock option and the fair market value of the stock subject to the option on the date you exercised the option and (b) capital gain to the extent of any excess of the amount received in respect of the sale over the fair market value of the stock on the date you exercised the incentive stock option. The capital gain, if any, will be long-term or short-term depending on whether or not the common stock was sold more than one year after the incentive stock option was exercised.

    If you pay the exercise price of an incentive stock option in whole or in part with shares of common stock already owned by you, you will not recognize gain or loss upon the delivery of your previously-owned shares unless you acquired those shares upon the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. Your tax basis in the shares used to pay the exercise price of an incentive stock option will carry over to, and become your tax basis in, an equal number of shares of common stock received upon the exercise of the incentive stock option, and your holding period for that part of the shares received will equal your holding period for the shares used to pay the exercise price. Any remaining shares received upon the exercise of your incentive stock option will have an adjusted tax basis equal to the amount of cash, if any, used to pay the exercise price and the gain, if any, you recognized upon exercise of your incentive stock option.

    If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options.

    As noted above, for U.S. federal income tax purposes, the exchange of nonqualified stock options (or the exchange of a nonqualified stock option for an eligible incentive stock option) pursuant to the offer will be treated as the cancellation of your existing option and the issuance of a new nonqualified stock option. For federal income tax purposes, you will not recognize gain or loss upon the cancellation of a non-incentive, or nonqualified, stock option pursuant to the offer.

    Under current law, you should not have realized (and, with respect to nonqualified stock options issued as a result of the offer, you will not realize) taxable income upon the grant of a nonqualified stock option. However, when you exercise a nonqualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

    If you pay the exercise price of a nonqualified stock option in whole or in part with shares of our common stock that you already own, you will be treated as exchanging the previously-owned shares on a tax-free basis for an equal number of the shares acquired pursuant to the exercise of the option. Your tax basis and holding period in the shares delivered in payment of the exercise price will carry over to, and become your tax basis in, the number of shares deemed received by you in exchange for such surrendered shares. You will be deemed to have received any remaining shares pursuant to the exercise of the nonqualified stock option for no consideration, and will be required to recognize as ordinary compensation income the fair market value of the remaining shares as of the date you exercised the nonqualified stock option.

    The subsequent sale of shares of our common stock acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares sold plus the ordinary income (if any) recognized with respect to the exercise, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND APPLICABLE FOREIGN INCOME, WITHHOLDING OR OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER WHICH MAY BE APPLICABLE TO YOUR PARTICULAR CIRCUMSTANCE.

15.
Extension of Offer; Termination; Amendment.

    We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

    Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

    As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

    We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:30 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

    If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

16.
Fees and Expenses.

    We will not pay any fees or commissions to any broker, dealer or other person under this offer to exchange.

17.
Additional Information.

    The selected financial data set forth below with respect to Learn2's statements of operations for each of the years ended December 31, 2000, 1999, 1998, 1997, and 1996 and with respect to Learn2's balance sheets as of December 31, 2000, 1999, 1998, 1997, and 1996 are derived from Learn2's audited financial statements which are not included herein.

    The statement of operations data for the nine months ended September 30, 2001 and the balance sheet as of September 30, 2001 are derived from the unaudited financial statements which are not included herein.

	Nine Months Ended September 30, 2001	Year Ended December 31,
		2000	1999	1998	1997	1996
	(unaudited)	(in thousands, except per share data)
Net revenues	$351	$—	$—	$—	$—	$—
Cost of revenues	87	—	—	—	—	—

Gross margin	264	—	—	—	—	—
Operating expenses:
Research and product development	39	—	—	—	—	—
Sales and marketing	109	—	—	—	—	—
General and administrative	6,008	8,230	9,208	1,560	1,313	930
Depreciation and amortization	142	—	—	—	—	—
Non-recurring costs	2,493	—	—	—	—	—

Total operating expenses	8,791	8,230	9,208	1,560	1,313	930

Operating loss	(8,527)	(8,230)	(9,208)	(1,560)	(1,313)	(930)
Interest and other, net	644	3,804	1,942	370	143	236

Net loss from continuing operations	(7,883)	(4,426)	(7,266)	(1,190)	(1,170)	(694)

Discontinued operations:
Net loss from discontinued operations	(11,584)	(108,400)	(48,144)	(9,520)	(6,508)	(5,645)
Gain (loss) on disposal of discontinued operations	30	—	—	—	—	—

	(11,554)	(108,400)	(48,144)	(9,520)	(6,508)	(5,645)

Net loss	(19,437)	(112,826)	(55,410)	(10,710)	(7,678)	(6,339)
Accretion on redemable convertible preferred stock	—	—	(2,086)	(1,383)	(196)	—
Net loss available to common stockholders	$(19,437)	$(112,826)	$(57,496)	$(12,093)	$(7,874)	$(6,339)

Basic and diluted loss per common share:
Continuing operations	$(0.20)	$(0.12)	$(0.42)	$(0.09)	$(0.09)	$(0.06)
Discontinued operations	$(0.30)	$(2.92)	$(2.78)	$(0.73)	$(0.50)	$(0.45)
Net loss available to common stockholders	$(0.50)	$(3.04)	$(3.32)	$(0.92)	$(0.61)	$(0.51)
Weighted average basic and diluted shares outstanding	38,620	37,144	17,313	13,075	12,966	12,543
Book value per share at period end	$0.53

    This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

    (a) our Annual Report on Form 10-K/A-2 for our fiscal year ended December 31, 2000, filed with the SEC on August 10, 2001; and

    (b) our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed, respectively, with the SEC on May 25, 2001, August 14, 2001 and November 14, 2001.

    The Securities and Exchange Commission file number for these filings is 000-27417. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "LTWC" and our SEC filings can be read at the following Nasdaq address:

  Nasdaq Operations
  1735 K Street, N.W.
  Washington, D.C. 20006

    We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

  Learn2 Corporation
  Attn: Investor Relations
  1311 Mamaroneck Avenue, Suite 210
  White Plains, New York 10605

or by telephoning us at (914) 682-4300 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

    The information contained in this Offer to Exchange about Learn2 should be read together with the information contained in the documents to which we have referred you.

18.
Forward Looking Statements; Miscellaneous.

Forward Looking Statements.

    This Offer to Exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Learn2 or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. You should consider carefully the risks described in this Offer to Exchange and the risks related to our business described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the Securities and Exchange Commission on November 14, 2001, before making your decision to participate in this Offer to Exchange. These risks include, but are not limited to:

  •
  our history of losses which we expect to continue in the future;

  •
  if we need to raise additional funds we cannot be certain that we will be successful nor can we predict the terms under which such funds would be available;
  •
  we may experience significant fluctuations in revenues and operating results, which could cause our share price to be volatile;
  •
  if our future operating results are below the expectations of investors, the trading price of our company's common stock is likely to fall;
  •
  our stock price has historically been volatile;
  •
  we may lose our listing on the Nasdaq National Market which could result in your being unable to sell our stock readily or at all;
  •
  our limited operating history and the limited operating history of the companies we have acquired;
  •
  the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;
  •
  our revenues may be harmed if general economic conditions continue to worsen;
  •
  if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline; and
  •
  our markets are highly competitive and competition could harm our ability to sell products and services.

Miscellaneous.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDAE FROM ROBERT H. EWALD, CHAIRMAN OF THE BOARD OF LEARN2, DATED DECEMBER 20, 2001 AND DECEMBER 21, 2001, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT AND THE PROMISE TO GRANT NEW STOCK OPTION(S). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

    The information about this offer from Learn2 is limited to this Offer to Exchange, the memorandae from Robert H. Ewald, Chairman of the Board of Learn2, dated December 20, 2001 and December 21, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant New Option(s).

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF LEARN2 CORPORATION

    The directors and executive officers of Learn2 Corporation and their positions and offices as of December 20, 2001, are set forth in the following table:

Name	Position
Robert H. Ewald	Chairman of the Board
John V. Balen	Director
James A. Cannavino	Director
Robert J. Cresci	Director
Marcelo A. Gumucio	Director
S. Lee Kling	Director
Marc E. Landy	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Kevin C. Riley	President of the Learning Services Division
Rebecca Saeger	Director
Donald Schupak	Director

    The address of each director and executive officer is: c/o Learn2 Corporation, 1311 Mamaroneck Avenue, Suite 210, White Plains, New York 10605.

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
OF
LEARN2 CORPORATION

    Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to the Stock Options Office, Learn2 Corporation, 1311 Mamaroneck Avenue, Suite 210, White Plains, New York 10605 telephone: (914) 682-4300.

December 20, 2001

QuickLinks

  Exhibit 99(a)(1)
LEARN2 CORPORATION OFFER TO EXCHANGE ALL OUTSTANDING, UNEXERCISED OPTIONS HELD BY ELIGLBLE EMPLOYEES, OFFICERS AND DIRECTORS FOR NEW OPTIONS (THE "OFFER TO EXCHANGE")
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
ECONOMIC RISKS
TAX-RELATED RISKS FOR U.S. RESIDENTS
BUSINESS RELATED RISKS
INTRODUCTION
THE OFFER
SCHEDULE A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF LEARN2 CORPORATION
OFFER TO EXCHANGE OUTSTANDING OPTIONS OF LEARN2 CORPORATION